Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-158334

Prospectus Supplement

(To prospectus dated April 24, 2009)

$24,150,000

FIRST MERCHANTS CORPORATION

Common Stock

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 4,200,000 shares of our common stock, $0.125 stated value per share. The purchase price for each share of common stock is $5.75 (the “Per-Share Offering Price”).

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FRME.” The last reported sale price of our common stock on Nasdaq on March 29, 2010 was $6.38 per share.

Investing in our securities involves risks. See “Risk Factors” section beginning on page S-4 of this prospectus supplement.

We estimate that the total legal and accounting expenses of the offering will be approximately $60,000.

	Per share of
	Common Stock	Total
Public Offering Price	$5.750	$24,150,000
Expenses of the Offering	$0.015	$60,000
Net proceeds to us	$5.735	$24,090,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus supplement is March 29, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdictions where offer and sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of the respective document. Our business, financial condition, results of operation and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus supplement, we use the terms “we,” “us,” “our,” “First Merchants” and the “Company” to refer to First Merchants Corporation and its subsidiaries.

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using shelf registration rules. Under the shelf registration rules, using a prospectus supplement and the accompanying prospectus, we may sell from time to time common stock, preferred stock, depository shares, debt securities, warrants, purchase contracts, units or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-iii of this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See the “Plan of Distribution” section of this prospectus supplement beginning on page S-6.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement and the accompanying prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC  20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.firstmerchants.com/about-us.cfm, as soon as reasonably practicable after we file such documents with the SEC. Except for those SEC filings, none of the other information on our website is part of this prospectus. Our SEC filings are also available at the office of the NASDAQ Global Select Market. For further information on obtaining copies of our public filings at the NASDAQ Global Select Market, you should call (212) 656-5060 or visit the NASDAQ Global Select Market website http://www.nasdaq.com. Our commission file number is 000-0712534.

We “incorporate by reference” into this supplement and the accompanying prospectus the information First Merchants files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this supplement and the accompanying prospectus. Some information contained in this prospectus supplement and the accompanying prospectus updates the information incorporated by reference, and information that First Merchants files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and the accompanying prospectus and the information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

• our annual report on Form 10-K for the fiscal year ended December 31, 2009;

• our current reports on Form 8-K filed with the SEC on February 1, 2010 and March 25, 2010 respectively; and

• the description of our common stock contained in our Form 8-A Registration Statement filed with the SEC on July 18, 1988 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference reports First Merchants files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) until we sell all of the securities offered by this prospectus supplement or terminate this offering.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana  47308-0792

Attention: Ms. Cynthia Holaday, Shareholder Relations Officer

(765) 747-1500

These incorporated documents may also be available on our web site at www.firstmerchants.com/about-us.cfm. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

The following is a cautionary note about forward-looking statements. This prospectus supplement and accompanying prospectus (including any information we include or incorporate into this prospectus supplement) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can include statements about estimated cost savings, plans and objectives for future operations, and expectations about performance as well as economic and market conditions and trends. These statements often can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe” or “anticipate.” We may include forward-looking statements in filings with the SEC, such as this prospectus supplement, in other written materials, and in oral statements made by our senior management to analysts, investors, representatives of the media and others. It is intended that these forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. By their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties and other factors. Actual results may differ materially from those contained in a forward-looking statement.

Risks and uncertainties that could affect our future performance include, among others: our ability to execute our business plan; economic, market, operational, liquidity, credit and interest rate risks associated with our business; economic conditions generally and in the financial services industry; increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; a weakening of the economy that could materially impact credit quality trends and the ability to generate loans; changes in the securities markets; new litigation or changes to existing litigation; changes in fiscal, monetary and tax policies; and our ability to achieve loan and deposit growth.

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement and in our most recent annual report on Form 10-K, together with all of the other information appearing in this prospectus supplement or incorporated by reference into this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

FIRST MERCHANTS CORPORATION

First Merchants Corporation (the “Corporation”) is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. The Corporation’s Common Stock is traded on NASDAQ’s Global Select Market System under the symbol FRME. The Corporation has one full service bank charter, First Merchants Bank, National Association (“the Bank”), which includes eighty banking locations in twenty-three Indiana and three Ohio counties. In addition to its branch network, the Corporation’s delivery channels include ATMs, check cards, interactive voice response systems and internet technology. The Corporation’s business activities are currently limited to one significant business segment, which is community banking.

Through the Bank and its trust company described below, the Corporation offers a broad range of financial services, including accepting time, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full-service brokerage; and providing other corporate services, letters of credit and repurchase agreements.

The Bank services the following Indiana counties: Adams, Brown, Carroll, Clinton, Delaware, Fayette, Hamilton, Hendricks, Henry, Howard, Jasper, Jay, Johnson, Madison, Miami, Montgomery, Morgan, Randolph, Tippecanoe, Union, Wabash, Wayne and White counties. Ohio counties include Butler, Franklin and Hamilton.

The Corporation also operates First Merchants Trust Company, National Association (the “Trust Company”), a trust and asset management services company. The Corporation also operates First Merchants Insurance Services, Inc., a full-service property, casualty, personal lines, and employee benefit insurance agency headquartered in Muncie, Indiana.

In addition, the Corporation operates First Merchants Reinsurance Co. Ltd. (“FMRC”), a small life reinsurance company whose primary business includes short-duration contracts of credit life and accidental and health insurance policies and debt cancellation contracts. Such policies and contracts are purchased by the Corporation’s bank customers to cover the amount of debt incurred by the insured. No policies are issued for loans other than those originated by the Bank. FMRC limits its self-insurance risk to the first $15,000 of exposure under each credit life policy and $350 per month on each accident and health policy. FMRC maintains the same standard for its debt cancellation contracts. FMRC also issues guaranteed asset protection contracts, which are limited to the amount of the loan on these guaranteed asset protection contracts and are issued on loans up to a maximum of $50,000. The total self-insurance exposure for all contracts as of December 31, 2009 totaled $15.8 million.

As of December 31, 2009, the Corporation had consolidated assets of $4.5 billion, consolidated deposits of $3.5 billion and stockholders’ equity of $464 million. As of December 31, 2009, the Corporation and its subsidiaries had 1,207 full-time equivalent employees.

Recent Material Developments

In connection with the due diligence process conducted with potential investors, management disclosed certain information regarding the first quarter of 2010 which could be considered material. Included in the discussions were estimates concerning net-interest margin, provision expense, non-interest income, non-interest expenses and fully diluted earnings per share available to common shareholders (“EPS”). Additionally, management provided guidance regarding non-performing asset statistics and updates regarding the completion of recent regulatory examinations by the Office of the Comptroller of the Currency and the Federal Reserve Board.

Management expects Corporation’s EPS to better the average of its four analyst estimates in the first quarter of 2010. Linked quarter operating trends include a continuation of strong net interest margin, improved non-interest income and reduced total expense levels during the quarter and should aid the Corporation in producing improved performance.

Non-performing assets (“NPA’s”) are expected to remain relatively flat (within a 5% variance) during the quarter as problem loan resolutions and new additions to NPA’s are moving forward at a consistent pace. The Corporation expects provision expense and charge-off’s to closely match one another during the quarter as steady problem asset migration has reduced the need for material increases to the allowance for loan losses.

All capital ratios are expected to improve during the quarter through the addition of capital and the reduction of higher risk-weighted assets.

The Corporation’s most recent regulatory examination findings do not include any type of capital directive or individual minimum capital requirement.

The Offering

Issuer	First Merchants Corporation.
The Offering	Pursuant to this prospectus supplement and the accompanying prospectus, we are offering the following securities:
Common Stock	Up to 4,200,000 shares of common stock, $0.125 stated value per share, at a purchase price of $5.75 for each share of common stock.
Pre-emptive Rights

As a condition to the issuance under this offering, the Corporation will agree to grant to all purchaser groups who purchase at least 750,000 shares in the offering certain pre-emptive rights with respect to any new public or nonpublic issuances of the Corporation’s common stock during the next year. The pricing and other terms of the pre-emptive rights will be consistent with the pricing and other terms being offered to other purchasers. The rights will cover so much of the offering that permits the eligible purchaser group to increase its percentage ownership in the Corporation to 9.9% of the outstanding stock and are subject to all appropriate regulatory or shareholder approvals. The Corporation expects four purchaser groups to be eligible for these pre-emptive rights which, for a future offering involving the maximum number of shares, would permit the investor groups to have pre-emptive rights un up to 39.6% of the Corporation’s outstanding common stock.

Common Stock to be Outstanding Immediately After this Offering

25,495,550 shares, based on 21,295,550 shares of common stock outstanding as of March 26, 2010 and excluding any shares of our common stock issuable upon exercise of outstanding warrants, options or other rights to purchase shares of our common stock.

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” below.
Risk Factors

Investment in our securities involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our common stock.

Nasdaq Global Select Market symbol	FRME

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making an investment decision. Certain risks related to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risks Associated With This Offering

We have broad discretion in how we use the proceeds of this offering, and we may use the proceeds in ways that do not enhance the value of our common stock.

Although we describe in the “Use of Proceeds” section in this prospectus supplement our currently intended use of the net proceeds, we will have significant flexibility in using the net proceeds. We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. You will be relying on the judgment of our management and our Board of Directors with regard to the use of the net proceeds, and you will not have the opportunity, before making your investment decision, to assess whether the proceeds will be used appropriately. It is possible that our use of the net proceeds will not benefit our business or enhance the value of our common stock.

Risks Associated With Our Common Stock

Resales of our common stock in the public market following the offering may cause its market price to fall.

We may issue shares of our common stock with an aggregate sales price of up to $24.15 million in connection with the offering. The issuance of these new shares could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of securities under this prospectus supplement to be up to approximately $24,090,000 after deducting our estimated offering expenses payable by us, which include all legal, accounting and printing fees. We intend to use the proceeds for general corporate purposes, which may include:

•	investing in, or extending credit to, our operating subsidiaries;
•	investments at the holding company level;
•	reducing or refinancing existing debt; and
•	possible acquisitions.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds and have not been determined as of the date of this prospectus supplement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

	Price Per Share
	High		Low		Dividends Declared
Quarter	2009	2008	2009	2008	2009	2008
First Quarter	$23.43	$30.00	$7.36	$18.76	$0.23	$0.23
Second Quarter	13.25	29.98	7.75	18.15	0.08	0.23
Third Quarter	8.86	27.40	6.45	16.58	0.08	0.23
Fourth Quarter	7.09	22.87	5.00	16.17	0.08	0.23

The table above lists per share prices and dividend payments during 2009 and 2008. Prices are as reported by the National Association of Securities Dealers Automated Quotation – Global Select Market System.

Numbers rounded to nearest cent when applicable.

On March 29, 2010, the last reported sale price of our common stock on Nasdaq was $6.38.

DIVIDEND POLICY

The payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, capital requirements and financial condition. We recently reduced our quarterly dividend to $0.01 per share and could determine to reduce further or eliminate altogether our common stock dividend. This could adversely affect the market price of our common stock.

DESCRIPTION OF SECURITIES

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 4,200,000 shares of our common stock. The purchase price for each share of common stock is $5.75.

Common Stock

The material terms and provisions of our common stock are described in the sections entitled “Description of Capital Stock” in the accompanying prospectus. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable.

As a condition to the issuance under this offering, the Corporation will agree to grant the purchasers certain pre-emptive rights with respect to any new public or nonpublic issuances of the Corporation’s common stock or securities convertible into shares of the Corporation’s common stock during the next year. The rights will cover so much of the offering that permits the purchasers to increase their percentage ownership in the Corporation to 9.9% of the outstanding common stock and are subject to all appropriate regulatory or shareholder approvals. The pre-emptive rights will not cover issuances: (i) related to any common stock or other securities issuable upon the exercise or conversion of any securities of the Corporation currently outstanding; (ii) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Corporation’s stock incentive plans, employee stock purchase plans or similar plans where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Corporation, in each case in the ordinary course of providing incentive compensation; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction. The pricing and other terms of the pre-emptive rights shall be consistent with the pricing and other terms being offered to other purchasers. The Corporation estimates no more than four investor groups will be eligible for the pre-emptive rights, which, for a future offering involving the maximum number of shares, would permit the purchaser groups to have pre-emptive rights on 39.6% of the Corporation’s outstanding common stock. In the event the future offering is not sufficient to permit each eligible purchaser group to increase its percentage to 9.9% of the Corporation’s outstanding stock, each purchaser group’s pre-emptive right will be proportionately reduced based on the amount of shares initially purchased pursuant to the securities purchase agreements. Any purchaser group purchasing less than 750,000 shares under this offering will not be eligible for any pre-emptive rights.

PLAN OF DISTRIBUTION

We will enter into a securities purchase agreement directly with the institutional investors in connection with this offering. The form of securities purchase agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. We currently anticipate that the closing of this offering will take place on or about March 30, 2010. On the closing date, the following will occur:

• we will receive funds in the amount of the aggregate purchase price of the shares of common stock sold; and

• we will irrevocably instruct the transfer agent to deliver the shares of common stock to the investors.

The estimated legal and accounting expenses payable by us in connection with this offering are approximately $60,000.

The transfer agent for our common stock is American Stock Transfer & Trust Company, 6201 15th Street, Brooklyn, New York  10038.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FRME.”

The purchase price per share of common stock was determined based on negotiations with the investors and discussions with outside financial advisors.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bingham McHale LLP, our special outside securities counsel.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

$350,000,000

FIRST MERCHANTS CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

Series A Preferred Stock

Treasury Warrant

__________________________

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

In addition, the United States Department of the Treasury, as the initial selling security holder under this prospectus, or its successors, including transferees, may from time to time offer and sell any or all of the Series A Preferred Stock, the Treasury Warrant, and the shares of common stock issuable upon exercise of the Treasury Warrant from time to time under this prospectus and supplements to this prospectus.

The aggregate initial offering price of all securities we sell under this prospectus will not exceed $350,000,000, including any shares of our common stock, shares of our Series A Preferred Stock, the Treasury Warrant, or other securities sold by selling security holders.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FRME.”

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________________

The securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

__________________________

The date of this prospectus is______________________________, 2009.

Table of Contents

About This Prospectus	Page 1
Where You Can Find More Information	1
Forward-Looking Statements	2
First Merchants Corporation	3
Use of Proceeds	3
Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	4
Regulation and Supervision	4
Description of Capital Stock	6
Description of Depositary Shares	11
Description of Debt Securities	13
Description of Purchase Contracts	15
Description of Units	16
Description of Warrants	16
Description of Global Securities	17
Selling Security Holders	19
Plan of Distribution	19
Legal Matters	20
Experts	20

EX-5.1

EX-23.1

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “First Merchants” and the “Company” to refer to First Merchants Corporation and its subsidiaries. The term “we” may also include the selling security holders in the appropriate context.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $350,000,000, in the aggregate.

In addition, this prospectus may be used by the selling security holders to sell shares of our common stock, shares of our Series A Preferred Stock, the Treasury Warrant, or other securities from time to time under this prospectus as described under the heading “Selling Security Holders.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents that we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by First Merchants. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.firstmerchants.com/about-us.cfm, as soon as reasonably practicable after we file such documents with the SEC. Except for those SEC filings, none of the other information on our website is part of this prospectus. Our SEC filings are also available at the office of the NASDAQ Global Select Market. For further information on obtaining copies of our public filings at the NASDAQ Global Select Market, you should call (212) 656-5060 or visit the NASDAQ Global Select Market website http://www.nasdaq.com. Our commission file number is 000-0712534.

We “incorporate by reference” into this prospectus the information First Merchants files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that First Merchants files subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2008;

•	our current reports on Form 8-K filed with the SEC on January 2, 2009, January 26, 2009, February 9, 2009, February 17, 2009, February 23, 2009, March 5, 2009 and March 31, 2009, respectively; and
•

the description of our common stock contained in our Form 8-A Registration Statement filed with the SEC on July 18, 1988 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), including any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference reports First Merchants files in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47308-0792

Attention: Ms. Cynthia Holaday, Shareholder Relations Officer

(765) 747-1500

These incorporated documents may also be available on our web site at www.firstmerchants.com/about-us.cfm. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

The following is a cautionary note about forward-looking statements. This prospectus (including any information we include or incorporate into this prospectus and in an accompanying prospectus supplement) contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can include statements about estimated cost savings, plans and objectives for future operations, and expectations about performance as well as economic and market conditions and trends. These statements often can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe” or “anticipate.” We may include forward looking statements in filings with the SEC, such as this prospectus, in other written materials, and in oral statements made by our senior management to analysts, investors, representatives of the media and others. It is intended that these forward looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. By their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties and other factors. Actual results may differ materially from those contained in a forward-looking statement.

Risks and uncertainties that could affect our future performance include, among others: our ability to execute our business plan; economic, market, operational, liquidity, credit and interest rate risks associated with our business; economic conditions generally and in the financial services industry; increased competition in the financial services industry either nationally or regionally, resulting in, among other things, credit quality deterioration; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; a weakening of the economy that could materially impact credit quality trends and the ability to generate loans; changes in the securities markets; new litigation or changes to existing litigation; changes in fiscal, monetary and tax policies; our ability to execute our business plan; and our ability to achieve loan and deposit growth.

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, and in our updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FIRST MERCHANTS CORPORATION

We are a financial holding company organized in September 1982 and headquartered in Muncie, Indiana. Since being organized, we have grown to include five affiliate banks with eighty-two locations in twenty-four Indiana and three Ohio counties. In addition to our branch network, the First Merchants’ delivery channels include ATMs, check cards, interactive voice response systems and internet technology. Our business activities are currently limited to one significant business segment, which is community banking.

Our bank subsidiaries include the following:

•	First Merchants Bank, National Association in Delaware, Hamilton, Marion, Henry, Randolph, Union, Fayette, Wayne, Butler (OH), Jay, Adams, Wabash, Howard, and Miami counties;
•	First Merchants Bank of Central Indiana, National Association in Madison County;
•	Lafayette Bank and Trust Company, National Association in Tippecanoe, Carroll, Jasper, and White counties;
•	Commerce National Bank in in Franklin and Hamilton counties in Ohio; and
•	Lincoln Bank in Brown, Clinton, Hendricks, Johnson, Montgomery, and Morgan counties.

We plan to merge Lincoln Bank with First Merchants Bank of Central Indiana under the First Merchants of Central Indiana charter and have applied to the Office of the Comptroller of the Currency for approval of such merger.

We also operate First Merchants Trust Company, National Association, a trust and asset management services company, and First Merchants Insurance Services, Inc., a full-service property, casualty, personal lines, and employee benefit insurance agency headquartered in Muncie, Indiana. In addition, we operate First Merchants Reinsurance Co. Ltd., a small life reinsurance company whose primary business includes underwriting short-duration contracts of credit life and accidental and health insurance policies and debt cancellation contracts.

Through our bank subsidiaries, we offer a broad range of financial services, including accepting time, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full-service brokerage; and providing other corporate services, including letters of credit and repurchase agreements. Through various non-bank subsidiaries, we also offer personal and commercial lines of insurance and engage in the title agency business and the reinsurance of credit life, accident, and health insurance.

As of December 31, 2008, we had consolidated assets of $4.8 billion, consolidated deposits of $3.7 billion, and stockholders’ equity of $396 million. As of December 31, 2008, First Merchants and its subsidiaries had 1,367 full-time equivalent employees.

Our principal office is located at 200 East Jackson Street, Muncie, Indiana 47305-2814 and our telephone number is (765) 747-1500.

Acquisition Policy

We anticipate we will continue our policy of geographic expansion of our banking business through the acquisition of banks whose operations are consistent with our banking philosophy. Our management routinely explores opportunities to acquire financial institutions and other financial services-related businesses and to enter into strategic alliances to expand the scope of our services and customer base.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of any securities for general corporate purposes (other than proceeds from sales by any selling security holders), which may include:

•	investing in, or extending credit to, our operating subsidiaries;

•	investments at the holding company level;

•	reducing or refinancing existing debt;

•	possible acquisitions;

•	stock repurchases; and

•	other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

In the event the sale of any securities is undertaken by the selling security holders, we will not receive any proceeds from such sales.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of computing these ratios, earnings represent income before taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense, excluding interest on deposits, and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rent expense. Fixed charges, including interest on deposits, consist of interest expense, one third of rental expense and interest on deposits. The term “preferred stock dividends” is the amount of pre-tax earnings that is required to pay dividends on First Merchants’ outstanding preferred stock.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Consolidated ratio of earnings to fixed charges:
Including deposit interest	2.22	2.50	2.69	3.07	3.26
Excluding deposit interest	1.32	1.36	1.43	1.65	1.81
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:
Including deposit interest	2.22	2.50	2.69	3.07	3.26
Excluding deposit interest	1.32	1.36	1.43	1.65	1.81

REGULATION AND SUPERVISION

General

As a registered bank holding company and financial holding company, we are subject to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Each of our bank subsidiaries, other than Lincoln Bank, are national banks and are subject to extensive supervision, examination and regulation by the Office of the Comptroller of the Currency. Lincoln Bank is an Indiana commercial bank and is supervised, regulated and examined by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. Because we are a holding company, our rights and the rights of our creditors and securityholders, including the holders of the securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which our bank subsidiaries can finance or otherwise transfer funds to us or to our nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Those transfers by our banking subsidiaries to us or any of our nonbanking subsidiaries are limited in amount to 10% of such banking subsidiary’s capital and surplus and, with respect to us and all such nonbank subsidiaries, to an aggregate of 20% of such banking subsidiary’s capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

In addition, national banking laws restrict the amount of dividends that a national bank may declare in a year without obtaining prior regulatory approval. National banks are limited to the bank’s retained net income (as defined) for the current year plus those for the previous two years. At December 31, 2008, First Merchants’ affiliate banks had a total of $42,856,000 retained net profits available for 2009 dividends to First Merchants without prior regulatory approval.

Under the policies of the Board of Governors of the Federal Reserve System, we are expected to act as a source of financial and managerial strength to our subsidiary banks and to commit resources to support our subsidiary banks in circumstances where we might not do so absent such a policy. In addition, subordinated loans by us our subsidiary banks would be subordinate in right of payment to depositors and other creditors of our subsidiary banks. Further, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of our subsidiary banks would be assumed by the bankruptcy trustee and entitled to priority of payment.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies, financial holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, and any subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Recent Legislative and Regulatory Initiatives to Address Financial and Economic Crises

The Troubled Asset Relief Program: Capital Purchase Program

Congress, the United States Department of the Treasury (“Treasury”) and the federal banking regulators, including the FDIC, have taken broad action since early September 2008 to address volatility in the U.S. banking system and financial markets.

In October 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted. The EESA authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program (“TARP”). The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. Treasury has allocated $250 billion towards the TARP Capital Purchase Program. Under the TARP Capital Purchase Program, Treasury will purchase debt or equity securities from participating institutions. TARP also will include direct purchases or guarantees of troubled assets of financial institutions. Participants in the TARP Capital Purchase Program are subject to executive compensation limits and are encouraged to expand their lending and mortgage loan modifications.

On February 20, 2009, as part of the TARP Capital Purchase Program, First Merchants entered into a Letter Agreement incorporating the Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”) with Treasury, pursuant to which First Merchants sold (i) 116,000 shares of First Merchants’ Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and (ii) a warrant (“Treasury Warrant”) to purchase 991,453 shares of First Merchants’ common stock, $.125 stated value per share, for an aggregate purchase price of $116 million in cash. The issuance and sale of these securities was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

The Series A Preferred Stock will qualify as Tier 1 capital and will be entitled to cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock may be redeemed by First Merchants after three years. Prior to the end of three years, the Series A Preferred Stock may be redeemed by First Merchants only with proceeds from the sale of qualifying equity securities of First Merchants. The Treasury Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.55 per share of common stock. Please see the descriptions of the Series A Preferred Stock and the Treasury Warrant under the “Description of Capital Stock — Preferred Stock — Series A Preferred Stock” and “Description of Warrants — Treasury Warrant”, respectively.

Deposit Insurance

First Merchants’ affiliated banks are insured up to regulatory limits by the FDIC; and, accordingly, are subject to deposit insurance assessments to maintain the Deposit Insurance Fund administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of four risk categories based on (i) the bank’s capital evaluation and (ii) a supervisory evaluations provided to the FDIC by the bank’s primary federal regulator. Each insured bank’s base annual assessment rate is then determined by the risk category in which it is classified by the FDIC.

Under EESA, FDIC deposit insurance on most accounts is temporarily increased from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The Temporary Liquidity Guarantee Program

Following a systemic risk determination, on October 14, 2008, the FDIC established the Temporary Liquidity Guarantee Program (“TLGP”). The TLGP includes the Transaction Account Guarantee Program (“TAGP”), which provides unlimited deposit insurance coverage through December 31, 2009 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts. Institutions participating in the TAGP pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place. The TLGP also includes the Debt Guarantee Program (“DGP”), under which the FDIC guarantees certain senior unsecured debt of FDIC-insured institutions and their holding companies. The unsecured debt must be issued on or after October 14, 2008 and not later than June 30, 2009, and the guarantee is effective through the earlier of the maturity date or June 30, 2012. The DGP coverage limit is generally 125% of the eligible entity’s eligible debt outstanding on September 30, 2008 and scheduled to mature on or before June 30, 2009 or, for certain insured institutions, 2% of their total liabilities as of September 30, 2008. Depending on the term of the debt maturity, the nonrefundable DGP fee ranges from 50 to 100 basis points (annualized) for covered debt outstanding until the earlier of maturity or June 30, 2012. The TAGP and the DGP are in effect for all eligible entities, unless the entity opted out on or before December 5, 2008. On March 17, 2009, the FDIC extended the DGP to June 30, 2009 from the original expiration date of April 30, 2009. In addition, beginning in the second quarter of 2009, the FDIC determined to impose a surcharge on debt issued under the DGP with a maturity of one-year or more. We elected to not opt-out of either the TAGP or the DGP and, as a result, are eligible to participate in both programs.

DESCRIPTION OF CAPITAL STOCK

We have summarized the material terms and provisions of our capital stock in this section, which descriptions are qualified in their entirety by reference to the applicable provisions of Indiana law and by First Merchants’ articles of incorporation and bylaws. We have filed complete copies of our articles of incorporation and bylaws, each as amended, as exhibits to our annual report on Form 10-K/A for the year ended December 31, 2008. You should read our articles of incorporation and bylaws for additional information before you buy our common stock, preferred stock, depositary shares, or any securities which may be exercised or exchangeable for or converted into our common stock, preferred stock, or depositary shares.

Common Stock

Authorized Common Stock

As of February 27, 2009, our authorized common stock, $0.125 stated value per share, was 50,000,000 shares, of which 21,178,488 shares were issued and outstanding. Shares of our common stock, when issued against full payment of the purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

General

Voting Rights. The holders of our common stock are entitled to one vote for each share of common stock held of record by them on all matters to be voted on by shareholders, except

(a)

shares of common stock are not entitled to a vote if such shares are owned, directly or indirectly, by another corporation and we own, directly or indirectly, a majority of the shares entitled to vote for directors of such corporation; provided, however, such limitation on voting does not limit our power to vote shares of our common stock held by us in or for an employee benefit plan or in any other fiduciary capacity, or

(b)

to the extent shares are control shares acquired in a control share acquisition within the meaning of Chapter 42 of the Indiana Business Corporation Law, such shares have voting rights only to the extent granted by resolution approved by our shareholders in accordance with Section 23-1-42-9 of the Indiana Business Corporation Law.

The holders of our common stock are not entitled to cumulative voting rights. Under the Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by shares entitled to vote in an election at a meeting at which a quorum is present. Our bylaws provide that for all other shareholder votes, when a quorum is present at any meeting, the vote of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Indiana Business Corporation Law, our Articles or our bylaws, a greater vote is required, in which case such express provision shall govern and control the decision of such question.

Dividends. Subject to the rights of any series of preferred stock authorized by the board of directors as provided by our Articles, the holders of our common stock are entitled to dividends as and when declared by the board of directors out of funds legally available for the payment of dividends.

Liquidation. In the event of our liquidation or dissolution, subject to the rights of any outstanding series of preferred stock, the holders of our common stock are entitled to share in all assets remaining for distribution to common shareholders according to their interests.

Other Rights. Holders of our common stock have no preemptive or other subscription rights, and the shares of our common stock are not subject to any further calls or assessments by us. There are no conversion rights or sinking fund provisions applicable to the shares of our common stock.

Listing. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FRME.” The transfer agent for our common stock is American Stock Transfer & Trust Company, 6201 15th Street, Brooklyn, New York 10038.

Preferred Stock

Authorized Preferred Stock

Our authorized preferred stock consists of 500,000 shares of preferred stock, without par value, of which 116,000 shares relate to our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”). As of February 27, 2009, 116,000 shares of Series A Preferred Stock were issued and outstanding, and 384,000 shares of preferred stock remained available for issuance.

On February 20, 2009, we issued 116,000 shares of our Series A Preferred Stock to Treasury for a total purchase price of $116 million in connection with Treasury’s TARP Capital Purchase Program. In connection with the Series A Preferred Stock purchase by Treasury, we also issued Treasury a warrant to purchase 991,453 shares of our common stock at a per share exercise price of $17.55. A description of the Series A Preferred Stock is set forth below under the heading “Preferred Stock — Series A Preferred Stock.”

General

Under our articles of incorporation and the Indiana Business Corporation Law, preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval. Within certain legal limits, the board is authorized to establish the terms of series of preferred stock and the relative rights, preferences, limitations or restrictions of any such series. As a result, the board of directors, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.

Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock; provided that any authorized share of preferred stock shall be equal to every other share of preferred stock and shall participate equally with other shares of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the designation of that series and the number of shares offered;

•	the amount of the liquidation preference, if any, per share or the method of calculating the amount;

•	the initial public offering price at which shares of that series will be issued;

•	the dividend rate, if any, or the method of calculating the rate and the dates on which dividends will begin to cumulate, if applicable;
•	any redemption or sinking fund provisions;
•	any conversion or exchange rights;
•	any voting or additional rights, preferences, privileges, qualifications, limitations and restrictions;
•	any securities exchange listing;
•	the relative ranking and preferences of that series as to dividend rights and rights upon liquidation, dissolution or winding up of First Merchants; and
•	any other terms of that series.

Shares of our preferred stock, when issued against full payment of the purchase price, and shares of our preferred stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

When appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the preferred stock.

Rank. Each series of preferred stock shall be equal to every other share of preferred stock and shall participate equally with other shares of preferred stock.

Dividends. Holders of each series of preferred stock will be entitled to receive, when, as and if our board declares, cash dividends, payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or non-cumulative, as described in the applicable prospectus supplement. If dividends on a series of preferred stock are non-cumulative and if our board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the applicable prospectus supplement.

Redemption. The terms on which any series of preferred stock may be redeemed will be in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, will be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting. The voting rights of preferred stock of any series will be described in the applicable prospectus supplement. Under Indiana law, regardless of whether a class or a series of shares is granted voting rights by the terms of our articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to our articles of incorporation and certain other fundamental changes that directly affect that class or series.

Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over First Merchants) may then be subject to regulation as a bank holding company. In addition, in that event:

•

any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•

any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Conversion or Exchange. The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Other Rights. The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the applicable prospectus supplement, our articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of our securities.

Title. First Merchants, any transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar. Unless the applicable prospectus supplement specifies otherwise, we will be the transfer agent, registrar and dividend disbursement agent for each series of preferred stock.

Series A Preferred Stock

This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock set forth below is qualified in its entirety by the actual terms of the Series A Preferred Stock, which are stated in the articles of amendment establishing the Series A Preferred Stock, a copy of which is filed as an exhibit to this registration statement and incorporated by reference into this prospectus.

General. The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 116,000 shares, without par value, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock to Treasury on February 20, 2009 for a total purchase price of $116 million in connection with the TARP Capital Purchase Program.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from February 20, 2009 to but excluding May 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2009.

Dividends on the Series A Preferred Stock will be cumulative. If, for any reason, our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if our Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Priority of Dividends. So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First Merchants. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of First Merchants, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Merchants, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of First Merchants or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of First Merchants with another entity nor a sale, lease or exchange of all or substantially all of First Merchants’ assets will constitute a liquidation, dissolution or winding up of the affairs of First Merchants.

Redemption and Repurchases. Subject to the prior approval of the Federal Reserve, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to May 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more qualified equity offerings (as defined below) of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such qualified equity offerings by us and any successor. The “Minimum Amount” means $29,000,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. Notwithstanding the foregoing, under the terms of EESA, as amended, and subject to consultation with our primary federal regulator, we can repay our Series A Preferred Stock at any time without regard to whether we have replaced the funds obtained from the sale of such Series A Preferred Stock from any other source. A “qualified equity offering” means the sale and issuance for cash by First Merchants to persons other than First Merchants (or any of its subsidiaries) of shares of perpetual preferred stock, common stock or any combination of such stock that, in each case, qualify as and may be included in Tier 1 capital of First Merchants at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System.

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Indiana law.

Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of First Merchants will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

In addition to any other vote or consent required by Indiana law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend our articles of incorporation or the articles of amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First Merchants; or

•

amend our articles of incorporation or the articles of amendment for the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of First Merchants with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which First Merchants is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one for each share then held.

Indiana Law and Certain Provisions of our Articles of Incorporation — Anti-Takeover Measures

The anti-takeover measures applicable to First Merchants described below may have the effect of discouraging a person or other entity from acquiring control of the company. These measures may have the effect of discouraging certain tender offers for shares of our common stock that might otherwise be made at premium prices or certain other acquisition transactions that might be viewed favorably by a significant number of shareholders.

Under Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934, such as First Merchants, is prohibited for a period of 5 years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the Board of Directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. First Merchants has adopted the protection provided by the business combination provision of Indiana law.

In addition to the business combination provision, Indiana law also contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under this provision, unless otherwise provided in the corporation’s articles of incorporation or by-laws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquiror may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. First Merchants is subject to the control share acquisition provision. The constitutional validity of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.

The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange.

In addition to the protections afforded by Indiana law, First Merchants’ articles of incorporation provide that the directors of First Merchants are divided into 3 classes, each serving 3-year terms with one class to be elected at each annual meeting of shareholders. First Merchants’ articles of incorporation also provide that directors may be removed with or without cause by a two-thirds (2/3) vote of the shares entitled to vote. However, if the Board by two-thirds (2/3) vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote. These provisions help prevent hostile shareholders from replacing a majority of the Board of Directors at one time. In addition, both of these provisions of First Merchants’ articles of incorporation regarding directors may only be amended by approval of three-fourths (3/4) of the voting stock.

First Merchants’ articles of incorporation also require the approval of the holders of three-fourths (3/4) of the voting stock to approve certain business combinations involving any shareholder holding more than 10% of the voting stock unless the transaction is approved by a two-thirds (2/3) vote of the Board or the shareholders are to receive fair consideration for their shares. “Business combination” is defined to include mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements relating to the foregoing. “Fair consideration” generally means, an amount per share equal to the higher of (a) the highest per share price paid for the First Merchants common stock in the 2 years preceding the business combination, and (b) the per share book value for First Merchants common stock. In the event two-thirds (2/3) Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of two-thirds (2/3) of the voting stock. Amendment of this provision of First Merchants’ articles of incorporation requires the approval of three-fourths (3/4) of the voting stock.

The existence of authorized but unissued common stock and preferred stock of First Merchants may also have an anti-takeover effect. The issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. Within the limits of applicable law and the rules of the NASDAQ Global Select Market, the board of directors may issue shares of common stock and/or preferred stock at any time without shareholder approval. Prior to issuance, the board of directors would determine the relative rights, preferences, limitations and restrictions of the preferred stock. The board of directors would also determine whether any voting rights would attach to the preferred stock. The board of directors has no present plans to issue any further preferred stock or common stock other than the preferred stock and warrant to purchase common stock issued to Treasury pursuant to the Purchase Agreement. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by its shareholders. Since First Merchants’ shareholders have no preemptive rights, there is no guarantee that shareholders would have an opportunity to purchase any of the preferred or common stock when and if issued.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The following statements concerning depositary shares, depositary receipts, and the deposit agreement are not intended to be comprehensive and are qualified in their entirety by reference to the forms of these documents, which we have filed or will file as exhibits to the registration statement. Each investor should refer to the detailed provisions of those documents.

General. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among First Merchants, a bank or trust company we select, with its principal executive office in the United States, as depository, which we refer to as the preferred stock depository, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of any future series of preferred stock, we will deposit those shares with the preferred stock depository, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions. The preferred stock depository will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depository will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depository determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depository may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by First Merchants or the preferred stock depository on account of taxes or other governmental charges.

Conversion and Exchange. If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting the Preferred Stock. Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depository will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depository will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares. Depositary shares will be redeemed from any proceeds received by the preferred stock depository resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depository.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depository of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depository for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement. We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with any liquidation, dissolution or winding up of First Merchants and that distribution has been made to the holders of depositary shares or all of the depository shares have been redeemed.

Charges of Preferred Stock Depository. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depository in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depository. The preferred stock depository’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. Unless otherwise stated in the applicable prospectus supplement, the preferred stock depository will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depository will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depository. The preferred stock depository may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depository. Any resignation or removal will take effect upon the appointment of a successor preferred stock depository. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Reports to Holders. We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depository, and it will forward those reports and communications to the holders of depositary shares.

Limitation on Liability. Neither we nor the preferred stock depository will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depository will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depository, negligence or willful misconduct. We and the depository may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Inspection by Holders. Upon request, the preferred stock depository will provide for inspection to the holders of depositary shares the transfer books of the depository and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depository that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF DEBT SECURITIES

Debt may be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. If issued, there will be one indenture for senior debt securities and one for subordinated debt securities.

Payments

We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;

•	aggregate principal amount, purchase price and denomination;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;
•

the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Description of Global Securities.”

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•	the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise on this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares, or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;
•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
•	United States federal income tax considerations relevant to the purchase contracts; and
•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

Units will consist of any combination of one or more of the other securities described in this prospectus and may include trust preferred securities issued by First Merchants Capital Trust III, First Merchants Capital Trust IV, and/or First Merchants Capital Trust V. The applicable prospectus supplement or supplements will also describe:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;
•	any applicable United States federal income tax consequences; and
•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” “Description of Preferred Stock” and “Description of Common Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement. If applicable, the terms and conditions of any trust preferred securities described in a prospectus or prospectus supplement delivered by First Merchants will apply to units that include trust preferred securities.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between First Merchants and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of First Merchants in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We have also filed the forms of warrant agreements and the certificates representing the warrants as exhibits to the registration statement of which this prospectus is a part. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

On February 20, 2009, we issued Treasury a warrant, the Treasury Warrant, to purchase 991,453 shares of our common stock at a per share exercise price of $17.55. A description of the Treasury Warrant is set forth below under the heading “Treasury Warrant.”

General

If warrants (other than the Treasury Warrant) are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;
•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•

the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•

if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each such debt security or share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;
•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;
•	whether the warrants will be issued in registered or bearer form;
•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and
16

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by First Merchants, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock or common stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock or common stock purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of First Merchants as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of shareholders for the election of directors of First Merchants or any other matter, or to exercise any rights whatsoever as shareholders of First Merchants.

Treasury Warrant

This section summarizes the specific terms and provisions of the Treasury Warrant. The description of the Treasury Warrant set forth below is qualified in its entirety by the actual terms of the Treasury Warrant, a copy of which is filed as an exhibit to this registration statement and incorporated by reference into this prospectus. With respect to any offering of all or any portion of the Treasury Warrant, a specific warrant agreement will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference herein.

As of the date of this prospectus, there is one Treasury Warrant outstanding. The Treasury Warrant is exercisable, in whole or in part, for 991,453 shares of our common stock at a price of $17.55 per share, subject to adjustment as discussed below.

The Treasury Warrant will expire at 5:00 p.m. New York City time, on February 20, 2019.

Exercise

The Treasury Warrant is exercisable by (A) the surrender of the Treasury Warrant and a duly completed and executed notice of exercise (a form of which is annexed thereto) at First Merchant’s principal executive office and (B) payment of the exercise price for the shares of common stock thereby purchased: (i) by having First Merchants withhold, from the shares of common stock that would otherwise be delivered to the warrantholder upon such exercise, shares of common stock issuable upon exercise of the Treasury Warrant equal in value to the aggregate exercise price as to which the Treasury Warrant is so exercised based on the market price of the common stock on the trading day on which the Treasury Warrant is exercised, or (ii) with the consent of both First Merchants and the warrantholder, by tendering in cash, by certified or cashier’s check payable to the order of First Merchants, or by wire transfer of immediately available funds to an account designated by First Merchants.

Any exercise of the Treasury Warrant for shares of common stock is subject to the condition that the warrantholder will have first received any applicable approvals and authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Listing

The shares of common stock issuable upon exercise of the Treasury Warrant will be listed on the NASDAQ Global Select Market.

Fractional Shares

No fractional shares will be issued upon exercise of the Treasury Warrant. However, First Merchants will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date, less the prorated exercise price for such fractional share.

Adjustments

The exercise price and number of shares of common stock issuable on exercise of the Treasury Warrant are subject to customary anti-dilution terms, as set forth in the Treasury Warrant, including provisions for adjustments in the event that First Merchants shall:

•	declare and pay a dividend or make a distribution on its common stock in shares of common stock,
•	subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or
•	combine or reclassify the outstanding shares of common stock into a smaller number of shares.

The exercise price and number of shares of common stock issuable on exercise of the Treasury Warrant will also be adjusted, in the manner set forth in the Treasury Warrant, if prior to the earlier of (i) the date on which the selling securityholder no longer holds this Treasury Warrant or any portion thereof and (ii) February 21, 2012, First Merchants issues common stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of common stock) for no consideration or at a price that is 90% or less than the market price of the common stock on the last trading day preceding the date of the agreement on pricing such shares.

The exercise price shall be reduced, in the manner set forth in the Treasury Warrant, in the event First Merchants shall fix a record date for the making of a distribution to all holders of shares of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends, dividends of its common stock and certain other dividends or distributions).

The exercise price and number of shares of common stock issuable on exercise of the Treasury Warrant may also be adjusted in the event of a recapitalization, reorganization, merger or consolidation of First Merchants, and in the event of a pro rata repurchase of First Merchants’ common stock, in each case, in the manner set forth in the Treasury Warrant.

In the event First Merchants completes one or more qualified equity offerings on or prior to December 31, 2009 that result in First Merchants receiving aggregate gross proceeds of not less than $116,000,000, the number of shares of common stock underlying the portion of the Treasury Warrant then held by the selling security holder shall be thereafter reduced by (i) 0.5 and (ii) the number of shares underlying the Treasury Warrant on February 20, 2009 (adjusted to take into account all other theretofore made adjustments pursuant to the terms and provisions of the Treasury Warrant). “Qualified equity offerings” has the meaning provided in “Description of Capital Stock — Preferred Stock — Series A Preferred Stock — Redemption and Repurchases.”

Certain Repurchases

If First Merchants effects a pro rate repurchase of common stock both the number of shares issuable upon exercise of the Treasury Warrant and the exercise price will be adjusted. In addition, in the event First Merchants repurchases the Series A Preferred Stock under the provisions of EESA, subject to agreement on price with Treasury, First Merchants has the right to repurchase the Treasury Warrant. In the event, First Merchants elects not to repurchase the Treasury Warrant or First Merchants and Treasury fail to agree on the “fair market value” of the Treasury Warrant, First Merchants will deliver a new warrant to Treasury in substantially the form of the Treasury Warrant (except that provisions relating to any reduction in the number of shares underlying such Warrant following the completion of a qualified equity offering will be removed).

Governing Law

The Treasury Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

Transfer

The Warrant and all rights thereunder are transferable, in whole or in part, upon the books of First Merchants by the registered holder of the Treasury Warrant in person or by duly authorized attorney, and a new warrant shall be made and delivered by First Merchants, of the same tenor and date as the Treasury Warrant but registered in the name of one or more transferees, upon surrender of the Treasury Warrant, duly endorsed, to the principal executive office of First Merchants. First Merchants will bear the expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants; provided however, that the selling security holder shall not transfer a portion or portions of the Treasury Warrant with respect to, and/or exercise the Treasury Warrant for, more than one-half the number of shares of common stock underlying the Treasury Warrant on February 20, 2009 (as such number may be adjusted from time to time as set forth above) in the aggregate until the earlier of (a) the date on which First Merchants has received aggregate gross proceeds of not less than $116,000,000 from one or more qualified equity offerings and (b) December 31,

2009.

Exchange and Registry

The Treasury Warrant is exchangeable, upon the surrender hereof by the warrantholder to First Merchants for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of shares of common stock. First Merchants shall maintain a registry showing the name and address of the warrantholder as the registered holder of the Treasury Warrant. The Treasury Warrant may be surrendered for exchange or exercise in accordance with its terms, at our principal executive office.

Rights as Shareholder

The Treasury Warrant does not entitle the warrantholder to any voting rights or other rights as a First Merchants shareholder prior to the date of exercise of the Warrant.

DESCRIPTION OF GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable indenture, warrant agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and
•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant indenture, warrant agreement, trust agreement or guarantee only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture trust agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of First Merchants, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

SELLING SECURITY HOLDERS

Treasury, as the initial selling security holder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Series A Preferred Stock, the Treasury Warrant, and, upon exercise of the Treasury Warrant, the common stock underlying the Treasury Warrant they own. The securities to be offered under this prospectus for the account of the selling security holders are:

•	116,000 shares of Series A Preferred Stock with an aggregate liquidation amount of $116,000,000;

•	the Treasury Warrant representing the right to purchase 991,453 shares of our common stock, representing beneficial ownership of approximately 4.5% of our common stock as of March 31, 2009; and
•	991,453 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 4.5% of our common stock as of March 31, 2009.

For purposes of this prospectus, we have assumed that, after completion of any offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling security holders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities. To our knowledge, the initial selling security holder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling security holders may offer the securities for sale. The selling security holders might not sell any or all of the securities offered by this prospectus. Since the selling security holders may offer all or some of the securities pursuant to this prospectus, and because currently no sale of any of the securities is, to our knowledge, subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling security holders after completion of the offering.

Information about the selling security holders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby, from time to time, in one or more of the following ways:

•	through agents to the public or to investors;
•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or re allowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any shares of common stock hereunder will be listed in the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by Krieg DeVault LLP, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.